                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [x]   Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Confidential, For Use of the OTS1 Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Preliminary Additional Materials
[X]   Soliciting Material Under Rule 14a-12

                          Frankfort First Bancorp, Inc.
                          -----------------------------
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

        2) Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        4) Proposed maximum aggregate value of transaction:

        5) Total fee paid:

[ ]     Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:

The Agreement of Merger by and between First Federal Savings and Loan Association and Frankfort First Bancorp, Inc. relating to the merger transaction will be filed with the Securities and Exchange Commission by Frankfort First Bancorp, Inc. as an exhibit to a Form 8-K and is incorporated by reference herein. The following is a press release issued by First Federal Savings and Loan Association and Frankfort First Bancorp, Inc. on July 16, 2004.

                                    FOR INFORMATION CONTACT:
                                    FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     OF HAZARD
                                    TONY WHITAKER
                                    (606) 436-3860

                                    FRANKFORT FIRST BANCORP, INC.
                                    DON JENNINGS
                                    (502) 223-1638

            FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD AND
                    FRANKFORT FIRST BANCORP, INC. ENTER INTO
                               AGREEMENT OF MERGER

                   REORGANIZATION INTO MUTUAL HOLDING COMPANY
                              TO ENABLE ACQUISITION

Hazard, Kentucky, July 16, 2004 - First Federal Savings and Loan Association of Hazard, Kentucky and Frankfort First Bancorp, Inc., Frankfort, Kentucky (NASDAQ:FKKY) today announced that they have executed a definitive agreement pursuant to which First Federal Savings and Loan Association of Hazard will reorganize into a mutual holding company in order to acquire Frankfort First Bancorp for $23.50 per share of outstanding Frankfort First Bancorp common stock.

The mutual holding company will be known as First Federal MHC ("MHC"). The MHC will form and own approximately 55% of a new subsidiary mid-tier stock holding company to be known as Kentucky First Federal Bancorp, Inc. Of the 45% of Kentucky First Federal Bancorp, Inc.'s common stock to be issued to the public, approximately 55% will be offered for sale to First Federal of Hazard's depositors and approximately 45% will be issued to Frankfort First Bancorp stockholders, together with cash, to pay the merger consideration. After the merger is completed, the parties intend to apply to list the shares of Kentucky First Federal Bancorp, Inc. on the Nasdaq Stock Market.

First Federal Savings and Loan Association of Hazard and Frankfort First Bancorp's wholly owned subsidiary, First Federal Savings Bank of Frankfort, will remain separate banks following the merger and the reorganization but will each be a wholly owned subsidiary of Kentucky First Federal Bancorp, Inc. Customer deposits and loans will not be affected and First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort are evaluating the extent to which the affiliated banks may expand their portfolio of products and services by adopting products and services currently offered by the other and to develop further inter-company strategies that utilize the strengths of each institution. On a consolidated basis, Kentucky First Federal Bancorp, Inc. will have four banking offices, and approximately $270.0 million in assets and approximately $173.0 million in deposits. Based on deposits using March

31, 2004 information, the combined entity will represent the second largest thrift holding company in the state of Kentucky.

The acquisition is valued at approximately $31.2 million. Under the terms of the merger agreement, a maximum of 45% of Kentucky First Federal Bancorp, Inc.'s publicly owned shares of common stock may be issued to Frankfort First Bancorp's stockholders. However, First Federal Savings and Loan Association of Hazard may increase this amount to up to 49% of Kentucky First Federal Bancorp, Inc.'s publicly owned shares of common stock under certain circumstances. The remainder of the merger consideration will be paid in cash. Frankfort First Bancorp's stockholders will be allowed to select cash or stock, subject to the allocation provisions of the merger agreement.

The management teams of both subsidiary banks will remain the same after the transaction and no staff reductions at either bank are anticipated. The Kentucky First Federal Bancorp, Inc. board of directors will include four of the current members of First Federal Savings and Loan Association of Hazard's board of directors, two current members of Frankfort First Bancorp's board of directors and Frankfort First Bancorp's current President. Tony Whitaker, President of First Federal Savings and Loan Association of Hazard will be Chairman of the Board and Chief Executive Officer of Kentucky First Federal Bancorp, Inc. Don Jennings, President of Frankfort First Bancorp, will serve as President and Chief Operating Officer of Kentucky First Federal Bancorp, Inc. R. Clay Hulette, C.P.A., Chief Financial Officer of Frankfort First Bancorp, will serve as the Chief Financial Officer of Kentucky First Federal Bancorp, Inc. Roy Pulliam, Secretary of First Federal Savings and Loan Association of Hazard, will serve as Secretary of Kentucky First Federal Bancorp, Inc.

Regarding the transaction, Tony Whitaker, President of First Federal Savings and Loan Association of Hazard stated, "This strategic merger and the reorganization represent truly historic events for our two institutions. We believe the transactions will permit the banks to remain competitive in the Kentucky banking markets and permit us to grow and provide an expanded array of products and services to our customers while maintaining our strong commitment to our individual communities. We believe the name `First Federal' holds special significance in our communities due to our histories of service and community involvement. We are proud that our new organization will perpetuate both that name and that commitment. We also believe that the resources and efficiencies of the combined companies will represent a solid investment for investors."

Don Jennings, President of Frankfort First Bancorp, Inc. added, "We believe this to be a tremendous opportunity for our investors, our customers, and our communities. This combination provides the framework for continuity, expansion, and significant enhancement to the value of our stockholders' investment. While this is a new company, we believe we will be able to employ many of the capital management techniques we have used in the past that have made Frankfort First Bancorp such an attractive and rewarding investment. We look forward to continuing to serve our existing shareholders as well as the new shareholders from Hazard."

The merger and the reorganization are each subject to bank regulatory approvals. The reorganization is also subject to the approval of the members of First Federal Savings and Loan Association of Hazard. The merger is also subject to the approval of Frankfort First Bancorp's stockholders. The parties expect to file regulatory applications regarding the transactions during the third quarter of 2004 and expect to close the transactions during the first quarter of 2005.

Each of the directors and executive officers of Frankfort First Bancorp has agreed to vote their shares of Frankfort First Bancorp in favor of the merger.

The proposed merger will be submitted to Frankfort First Bancorp's stockholders for their consideration. Kentucky First Federal Bancorp, Inc. will be filing a registration statement, including a prospectus, and will be filing other relevant documents concerning the reorganization and the merger; and Frankfort First Bancorp will be filing a proxy statement and other relevant documents concerning the merger, with the United States Securities and Exchange Commission (the "SEC").

We urge potential investors to read the registration statement and the prospectus and Frankfort First Bancorp stockholders the Frankfort First Bancorp proxy statement which will be filed with the SEC, because they will contain important additional information. After the documents are filed with the SEC interested parties will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov). When the documents are finalized, copies of the
                -----------
prospectus will be sent to First Federal Savings and Loan Association of Hazard's members and the proxy statement to Frankfort First Bancorp's stockholders. Copies of the proxy statement can be obtained, without charge, from the Investor Relations Department at Frankfort First Bancorp, Inc., 216 West Main Street, P.O. Box 535, Frankfort, Kentucky 40602. Copies of the prospectus can be obtained, without charge, from the Secretary of First Federal Savings and Loan Association of Hazard, 479 Main Street, P.O. Box 1069, Hazard, Kentucky 41702.

The directors, executive officers, and certain other members of management of Frankfort First Bancorp, Inc. may be soliciting proxies in favor of the merger from the Frankfort First Bancorp, Inc. stockholders. For information about these directors, executive officers, and members of management, stockholders are asked to refer to the most recent proxy statement filed by Frankfort First Bancorp, Inc. with the SEC on Schedule 14A. Additional information about the interest of those participants may be obtained from reading the definitive proxy statement regarding the proposed merger when it becomes available. First Federal Savings and Loan Association of Hazard is a mutual savings association operating one banking office in Hazard, Kentucky. As of March 31, 2004, First Federal Savings and Loan Association of Hazard had assets of $132.2 million, deposits of $99.5 million and retained earnings of approximately $31.7 million.

First Federal Savings Bank of Frankfort operates three offices in Frankfort, Kentucky. As of March 31, 2004, Frankfort First Bancorp had assets of $138.0 million, deposits of $73.8 million and stockholders' equity of $17.7 million. Frankfort First Bancorp, Inc. shares are traded on the Nasdaq National Market under the symbol "FKKY."

                   FORWARD-LOOKING STATEMENTS AND RISK FACTORS

This news release, and other written materials and oral statements made by members of management of First Federal Savings and Loan Association of Hazard, Kentucky First Federal Bancorp, Inc. and Frankfort First Bancorp, may contain certain forward-looking statements about the proposed reorganization and merger, including statements regarding anticipated future results, plans, strategies and expectations, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. First Federal Savings and Loan Association of Hazard, Kentucky First Federal Bancorp, Inc. and Frankfort First Bancorp, Inc. intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future results, events, plans, strategies, and expectations of First Federal Savings and Loan Association of Hazard, Kentucky First Federal Bancorp, Inc. and Frankfort First Bancorp, Inc., are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. First Federal Savings and Loan Association of Hazard's, Kentucky First Federal Bancorp, Inc.'s and Frankfort First Bancorp, Inc.'s, ability to predict results or the actual effects of their performance, plans, strategies and expectations, including those with respect to the proposed reorganization and merger, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The following factors, among others, could cause the actual results to differ materially from the expectations stated in this news release: the ability to successfully integrate the companies following the merger and the reorganization, including the retention of key personnel; the ability to fully realize the expected cost savings and revenues; and the ability to realize the expected cost savings and revenues on a timely basis; competitive pressure among depository institutions increases significantly; operating costs, customer losses and business disruption following the merger and the reorganization may be greater than expected; governmental approvals of the merger and/or the reorganization may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger and/or the reorganization; Frankfort First Bancorp stockholders may fail to approve the merger and/or First Federal Savings and Loan Association of Hazard's members may fail to approve the reorganization.

Factors that could have a material adverse effect on the operations of First Federal Savings and Loan Association of Hazard, Kentucky First Federal Bancorp, Inc. and/or Frankfort First Bancorp, Inc. and their respective subsidiaries include, but are not limited to: changes in general economic conditions, interest rates, deposit flows, loan demand, real estate values, competition, and the demand for financial services and loan, deposit, and investment products in any of the company's local markets; changes in the quality or composition of any of the company's loan or investment portfolios; inability to successfully carry out marketing and/or expansion plans; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting any of the company's operations, pricing, and services.

First Federal Savings and Loan Association of Hazard, Kentucky First Federal Bancorp, Inc. and Frankfort First Bancorp, Inc. undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.